As filed with the Securities and Exchange Commission on July 28, 2005
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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INDUS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

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INDUS INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held October 17, 2005
Dear Stockholder:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Indus International, Inc., a Delaware corporation, will be held on October 17, 2005 at 3:00 p.m., local time, at the Company’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, for the following purposes:

1. To elect the following directors to serve for the ensuing year and until their successors are duly elected and qualified: Richard C. Cook, Gregory J. Dukat, Allen R. Freedman, Eric Haskell, Kenneth G. Lawrence, Thomas R. Madison, Jr. and Frederick J. Schwab.

2. To ratify Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2006.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
      Only stockholders of record at the close of business on August 19, 2005 are entitled to notice of and to vote at the Annual Meeting.
      All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

By Order of the Board of Directors

Adam V. Battani
Secretary
Atlanta, Georgia
August 22, 2005

INDUS INTERNATIONAL, INC.
PROXY STATEMENT FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING
General
      The enclosed proxy is solicited on behalf of the Board of Directors of Indus International, Inc. for use at the Annual Meeting of Stockholders to be held October 17, 2005 at 3:00 p.m., local time, or at any adjournment of postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.
      These proxy solicitation materials and the Annual Report to Stockholders for the year ended March 31, 2005 were mailed on or about August 22, 2005 to all stockholders entitled to vote at the Annual Meeting.
Proxies
      If the enclosed proxy is properly executed and returned in time and not revoked as described below, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy card, or if no instructions are indicated, will be voted, as follows:

•	FOR the slate of directors described herein;

•	FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company; and

•	in accordance with the best judgment of the proxy holders on any other matter that may be properly brought before the Annual Meeting.
Revocability of Proxies
      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by:

•	delivering to Mellon Investor Services, LLC, Attention: Judy Hsu, 200 Galleria Parkway, Suite 1900, Atlanta, Georgia 30339, a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.
      The presence at the Annual Meeting of the stockholder who has appointed a proxy will not of itself revoke the prior appointment.
Voting at the Annual Meeting; Record Date
      Only holders of record of the Company’s Common Stock at the close of business on August 19, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock of the Company held as of the Record Date and to vote on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the Record Date, 57,919,720 shares of the Company’s Common Stock were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company’s Common Stock, see “Security Ownership of Management; Principal Stockholders” below.

Quorum; Required Vote
      The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of the Company’s Common Stock issued and outstanding as of the Record Date. All shares represented at the meeting, whether in person or by a proxy, will be counted for the purpose of establishing a quorum.
      The nominees for director in Proposal One will be elected by a plurality of the votes of shares represented, in person or by proxy, at the Annual Meeting. Approval of Proposal Two requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting, provided the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum.
      If a stockholder submits a properly executed proxy and the stockholder has abstained from voting on any of the proposals, the Common Stock represented by the proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will have no effect on the outcome of Proposal One; however, since Proposal Two requires that the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, an abstention would have the affect of a vote against the Proposal.
      Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under applicable stock exchange rules because the brokers have not received specific instructions from their customers as to certain proposals and the brokers do not otherwise have discretionary authority to vote the shares on such proposals. Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum, but will have no effect on the outcome of Proposal One; however, since Proposal Two requires that the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, a broker non-vote would have the affect of a vote against the Proposal.
Expenses of Solicitation
      The Company will bear the expense of soliciting proxies, and has retained Morrow & Co., Inc. for a fee of $5,500 plus reasonable expenses. The Company may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the Company may also solicit proxies in person or by telephone, letter or facsimile. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.
Availability of Annual Report
      Accompanying this Proxy Statement is a copy of the Company’s Annual Report for the fiscal year ended March 31, 2005. Stockholders who would like additional copies of the Annual Report should direct their requests in writing to: Indus International, Inc., Attn: Gary Frazier, 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
      A board of seven directors will be elected at the Annual Meeting. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons listed below to serve as directors for the term beginning at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven nominees named below, all of whom are presently directors of the Company. As previously disclosed, Mr. Douglas S. Massingill, who currently serves as a director, has elected not to stand for re-election to the Board. If any nominee of the Company is unable or declines to serve as a director at the time of or prior to the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until such director’s successor has been duly elected and qualified.
      The nominees’ names, ages as of the date of this Proxy Statement and certain information about them are set forth below:

Name of Nominee	Age	Principal Occupation

Richard C. Cook(1)(2)	58	Independent Management Consultant
Gregory J. Dukat	44	President and Chief Executive Officer of the Company
Allen R. Freedman(2)(4)	65	Owner and Principal of A.R. Freedman & Co.
Eric Haskell(2)(3)	58	Independent Management Consultant
Kenneth G. Lawrence	57	Independent Management Consultant
Thomas R. Madison, Jr.	60	Independent Management Consultant
Frederick J. Schwab(1)(3)	66	Independent Management Consultant

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Compensation Committee

(3)	Member of the Audit Committee

(4)	Chairman of the Board of the Company
      Mr. Cook has served as a director of the Company since January 2005. Since the sale of MAPICS Inc., an enterprise solution provider for mid-market manufacturers, in 2005, Mr. Cook has worked as an independent management consultant. From 1997 to 2005, Mr. Cook was a director and the President and Chief Executive Officer of MAPICS Inc. As Senior Vice President of Marcam in 1997, he led the reverse spin-out to create MAPICS Inc. Mr. Cook has over 25 years of experience in the technology and manufacturing industries, including a long tenure at IBM. Mr. Cook is a member of the board of directors of Qcept Inc., an early stage sensor design manufacturing company. He served as the Chairman of both the executive committee and the 2003 National Board of Directors of AeA, a high-tech industry trade group. Mr. Cook has also served on the boards of United Way, Urban League and the YMCA and is a member of the Goizueta Business School Advisory Board at Emory University.
      Mr. Dukat has served as President of the Company since August 2003 and as Chief Executive Officer of the Company since February 2004. From August 2003 until his promotion in February 2004, Mr. Dukat served as President and Chief Operating Officer. Mr. Dukat joined the Company in September 2002 as Executive Vice President of Worldwide Operations to lead the Company’s global sales and marketing efforts, and was promoted to President and Chief Operating Officer in August 2003 with responsibility for all sales, marketing, customer service, product strategy and product development functions. From September 2001 to April 2002, Mr. Dukat served as the Chief Executive Officer for 180 Commerce, Inc.,

a start-up reverse supply chain enterprise software company. From October 1989 to September 2001, Mr. Dukat served in various positions at J.D. Edwards, an enterprise software provider, most recently as Vice President and General Manager. Mr. Dukat is a board member of CSS Consulting Corporation, a software implementation consulting firm.
      Mr. Freedman has served as a director of the Company since October 2004. In March 2005, he was elected as the non-executive Chairman of the Company’s Board of Directors. Mr. Freedman is currently the owner and principal of A.R. Freedman & Co., a corporate strategy development firm. He is the former Chairman and Chief Executive Officer of Assurant, Inc., formerly known as Fortis, Inc., where he served as Chief Executive Officer until May 2000 and Chairman until his retirement in July 2000. In 1979, Mr. Freedman became Assurant’s President and first employee, initiating Assurant’s initial strategy and orchestrating its growth over the next 21 years. He began his career in 1964 as a tax lawyer, and a year later, he joined the Internal Revenue Service’s Office of the Chief Counsel. Mr. Freedman served as Vice President of D.H. Magid & Co. from 1967 to 1970. From there, he served as Vice President of Irving Trust Company (now Bank of New York). In 1975, Mr. Freedman became Executive Vice President and Treasurer of Lewis R. Eisner & Co., where he managed the creation of what is now Assurant in the United States, along with several other investments made by predecessors of Assurant. Beginning in 1978, he initiated and supervised most aspects of Assurant’s U.S. operations. Since his retirement as Chairman and Chief Executive Officer of Assurant, he has served as a Director of StoneMor Partners, LP, Chairman of its audit committee and a member of its investment committee. From 1984 to 2004, Mr. Freedman also served as Chairman of the audit committee of Systems & Computer Technologies Corporation (“SCT”). From January 2002 until February 2004, he served as the Chairman of the Board of SCT. He is a member of the board of directors of the Association of Audit Committee Members, Inc. Mr. Freedman continues to serve as a director of Assurant.
      Mr. Haskell has served on the Board of Directors of the Company since May 2005. He is currently an independent management consultant. From 1989 until April 2004, he served as the chief financial officer of SCT, a public software and services company. Mr. Haskell serves on the Board of Directors and the Audit and Nominating Committees of SunCom Wireless Holdings Inc., a public wireless communication services provider. He also serves on the Board of Directors and Audit, Compensation and Governance, and Nominating Committees of Metropolitan Health Networks Inc., a public health services company. He is on the Board of Directors of eMoney Advisor Inc., a private company that provides Web-enabled comprehensive wealth planning solutions. He has served on the Board of the Philadelphia Ronald McDonald House since 1996 and is currently the Chairman of its Finance Committee.
      Mr. Lawrence has served as a director of the Company since July 2005. Mr. Lawrence retired from Exelon Corporation and Peco Energy Company in November 2003. From 2002 to 2003 he served as Chairman of Peco Energy Company, as Senior Vice President of Exelon Corporation and as President and Chief Operating Officer for Exelon Energy Delivery. Peco Energy is Pennsylvania’s largest utility and an electric and natural gas distribution subsidiary of Exelon Corporation, a registered public utility holding company. Mr. Lawrence joined Peco Energy in 1969 and served as its President from 1998 until 2002. From 1994 until 1998, he served as Peco Energy’s Chief Financial Officer. Mr. Lawrence is a director of the Philadelphia Orchestra.
      Mr. Madison has served as a director of the Company since April 2001. He is currently an independent management consultant. From December 2001 to March 2005, he served as Chairman of the Board of the Company. He served as Chief Executive Officer of the Company from July 2002 until January 2004. From January 2001 until December 2001, Mr. Madison served as an independent management consultant. From May 1999 until January 2001, Mr. Madison served as President and Chief Executive Officer of Talus Solutions, an implementer of products and services that optimize pricing strategies and practices based upon customer buying behaviors. From March 1994 until May 1999, Mr. Madison served as Group President and Corporate Vice President of Computer Sciences Corp. Mr. Madison serves as a director of several privately held companies.

      Mr. Schwab has served as a director of the Company since June 2004. He is currently an independent management consultant. Until March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, finance and administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche LLP). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab serves as a director and audit committee chairman of Boyd Gaming Corporation, a NYSE company. He is also a director of ProQuest Company, a NYSE company.
Committees of the Board of Directors
      The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
      Audit Committee. The Audit Committee of the Board of Directors currently consists of Messrs. Haskell, Massingill and Schwab. Mr. Schwab acts as Chairman of the Committee. As previously reported, Mr. Douglas S. Massingill, who currently serves as a director, has elected not to stand for re-election to the Board. Following the Annual Meeting of Stockholders, Mr. Lawrence will replace Mr. Massingill on this Committee. On January 25, 2005, Thomas E. Timbie resigned from the Board of Directors. Mr. Schwab replaced Mr. Timbie as Chairman of the Audit Committee and Mr. Freedman became a member of the Audit Committee upon the effectiveness of Mr. Timbie’s resignation. On May 5, 2005, Mr. Haskell was elected to the Audit Committee and Mr. Freedman resigned his position. All Audit Committee members are “independent” as defined in the applicable listing standards of the Nasdaq. As further required by such rules, each of the Committee members is financially literate and has financial management expertise. Messrs. Schwab and Haskell both serve as “audit committee financial experts” as that term is defined in the applicable regulations.
      The Audit Committee approves the engagement of the Company’s independent registered public accounting firm and is primarily responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. Further information regarding the duties of the Audit Committee is contained in the Audit Committee Report in this Proxy Statement and the Audit Committee Charter, which can be found at our website at www.indus.com/company/governance.cfm.
      Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Messrs. Cook, Freedman and Haskell, all of whom are independent as defined in the applicable listing standards of the Nasdaq. Mr. Freedman acts as Chairman of the Committee. Mr. Freedman was appointed to the Committee as Chairman on October 26, 2004 following his election to the Board. Mr. Cook was appointed to the Committee to fill a vacancy on January 17, 2005 when he was elected to the Board. C. Frederick Lane resigned from the Board of Directors on May 5, 2005 and Mr. Lane was replaced on the Committee by Mr. Haskell. During the fiscal year ended March 31, 2005, William H. Janeway and Edward Grzedzinski served on the Compensation Committee from April 1, 2004 to October 25, 2004. The Compensation Committee establishes the Company’s executive compensation policy, determines the salary and bonuses of the Company’s executive officers and administers our equity-based incentive plans. Further information regarding the duties of the Compensation Committee is contained in the Compensation Committee Report in this Proxy Statement and in the Compensation Committee Charter, which can be found on our website at www.indus.com/company/governance.cfm.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board of Directors currently consists of Messrs. Cook, Schwab and Massingill, all of whom are independent as defined in the applicable listing standards of the Nasdaq. Mr. Massingill acts as Chairman of the Committee. Following the Annual Meeting of Stockholders, Mr. Cook will be the

Chairman of the Committee and Mr. Lawrence will replace Mr. Massingill on this Committee. Gayle A. Crowell and Thomas E. Timbie resigned from the Board of Directors and this Committee on January 1, 2005 and January 25, 2005, respectively. Messrs. Cook and Schwab were appointed to fill the two vacancies on January 25, 2005. The Nominating and Corporate Governance Committee identifies individuals qualified to serve on the Board of Directors and recommends that the Board select a slate of director nominees for election by the stockholders of the Company at the Annual Meeting of the Stockholders of the Company. In identifying these individuals, the Nominating and Corporate Governance Committee considers such factors as independence and lack of conflicts of interest that would interfere with performance as a director, character and integrity, financial literacy, level of education and business experience, sufficient time to devote to Board matters and a commitment to represent the long-term interests of our stockholders. The Committee also seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the listing standards of the Nasdaq and reflects a variety of complementary experiences and backgrounds, particularly in the areas of management and leadership, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. The Nominating and Corporate Governance Committee also considers nominees recommended by stockholders and the manner in which the Committee evaluates a potential nominee does not differ based on which of the different sources indicated above recommended the candidate. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance policies and principles to be applicable to the Company. The Nominating and Corporate Governance Committee also evaluates such policies and guidelines periodically and suggests amendments to them, if appropriate. Our Corporate Governance Guidelines can be found on our website at www.indus.com/company/governance.cfm Further information regarding the duties of the Nominating and Corporate Governance Committee is contained in the Nominating and Corporate Governance Committee Charter, which can be found on our website at www.indus.com/company/governance.cfm.
Meetings of the Board of Directors and its Committees
      The Board of Directors of the Company held a total of 17 meetings and acted by written consent on three occasions during the fiscal year ended March 31, 2005. During this time, each of the incumbent directors attended at least 75% of all meetings of the full Board of Directors and of the Committees on which he or she served during the fiscal year. Four directors attended last year’s annual meeting of stockholders.
      To carry out its responsibilities, the Audit Committee held ten meetings, the Compensation Committee held eight and acted by written consent on eight occasions, and the Nominating and Corporate Governance Committee held two meetings during the fiscal year ended March 31, 2005.
Stockholder Communications with the Board of Directors
      The Board of Directors accepts communications sent to them (or to specified individual directors) by stockholders of the Company. Stockholders may communicate with the Board of Directors (or with specified individual directors) by writing to them c/o Chairman of the Nominating and Corporate Governance Committee, 3301 Windy Ridge Parkway, Atlanta, Georgia 30339. All written communications received in such manner from stockholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.
Additional Information Concerning Our Board of Directors
      Following the 2005 Annual Meeting of Stockholders, provided that Messrs. Cook, Dukat, Freedman, Haskell, Lawrence, Madison and Schwab are re-elected to the Board, the Board of Directors has determined that a majority of the directors will be independent as required by the Nasdaq rules. The

Board has affirmatively determined by resolution that directors Cook, Freedman, Haskell, Lawrence and Schwab are independent within the meaning of the Nasdaq rules. The Board has also affirmatively

6.1

determined by resolution that both directors Haskell and Schwab are “audit committee financial experts” as that term is defined in the applicable regulations. In addition, the Board has affirmatively determined by resolution that it encourages all directors to attend each annual meeting of stockholders.
      Messrs. Haskell and Schwab are the independent directors who have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Haskell’s and Mr. Schwab’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Haskell or Mr. Schwab any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.
Director Compensation
      During the fiscal year ended March 31, 2005, each of our independent directors (as defined under the Nasdaq rules) and one non-employee director participated (as described below) in the Company’s director compensation program. Under this program, independent directors and one non-employee director received annualized cash fees of $10,000 for services provided in that capacity. In addition, all non-employee directors were reimbursed for out-of-pocket expenses they incurred in connection with their attendance at meetings. Additional annualized cash compensation was paid to independent directors that served on committees, as follows: the chairperson of the Audit Committee received an additional $10,000; the chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional $5,000; all other members of the Audit Committee received an additional $2,000; and all other members of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional $1,000. All cash compensation is paid in quarterly installments and is contingent on continued service on the Board or the applicable committee. During the fiscal year ended March 31, 2005, non-independent directors (other than as described below) did not receive cash fees for services provided in their capacity as a director but were reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings. On September 30, 2004, Mr. Madison ceased to be an employee of the Company but continued as a non-employee director of the Company. Although Mr. Madison does not qualify as an independent director under the Nasdaq rules, the board determined that he should participate in this director compensation program in the same manner as the independent directors.
      Under the Company’s 1997 Director Option Plan (the “Director Option Plan”), the Company has reserved 1.7 million shares of Common Stock for issuance to the directors of the Company pursuant to non-qualified stock options. As of March 31, 2005, options to purchase an aggregate of 491,875 shares were outstanding under the Director Option Plan at a weighted average exercise price of $2.75 per share, of which options to purchase 181,250 shares were fully vested and immediately exercisable; 4,375 options had been exercised pursuant to the Plan; and 1,203,750 shares remained available for future grant.
      During the fiscal year ended March 31, 2005, pursuant to the Director Option Plan, each director who was not an employee of the Company was automatically granted a non-qualified option to purchase 50,000 shares of Common Stock on the date such person becomes a director. Thereafter, each such person was automatically granted an option to acquire 25,000 shares of the Company’s Common Stock upon such outside director’s re-election at each annual meeting of stockholders, provided that on such date such person had served on the Board of Directors for at least six months. All options granted under the Director Option Plan become exercisable as to 25% of the shares subject to such option on each anniversary of its date of grant. In addition, during the fiscal year ended March 31, 2005, each director appointed to serve as a chairperson of one of the Board’s committees was automatically granted a non-qualified option to purchase 5,000 shares of Common Stock of the Company on the date of such appointment and a non-qualified option to purchase an additional 5,000 shares of Common Stock of the Company at each annual meeting of stockholders should he or she continue to serve in such capacity, provided that on such date such person had served as a committee chairperson for at least six months.

Options granted to the chairpersons of the committees become exercisable as to 100% of the shares subject to such option on the first anniversary of the date of the grant.
      On July 26, 2005, the Board of Directors suspended the Director Option Plan and approved a new director compensation policy. The suspension of the Director Option Plan did not constitute a final termination of the plan and has no impact on the stock options presently issued and outstanding under the plan. The new director compensation policy increases the amount of cash compensation to be given to each director from $10,000 to $20,000 per year, such amount to be prorated for directors who join or leave the Board during a calendar year. The Chairman of the Board will also receive an additional $20,000 per year. Additional annualized cash compensation will be paid to independent directors as follows: the chairperson of the Audit Committee will receive an additional $15,000 and the chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional $7,500. Each non-employee director who serves on the Board or a Committee of the Board will receive a $1,000 fee for attendance in person at each meeting of the Board or a Committee of the Board. In the event that a non-employee director participates in a meeting of the Board or a Committee of the Board via telephone and such meeting lasts less than 2.5 hours, the director shall receive a $500 fee for such participation. If such a telephone meeting last more than 2.5 hours, the director shall receive a $1,000 fee for such participation. All cash compensation is paid in quarterly installments and is contingent on continued service on the Board or the applicable committee.
      Under the new director compensation policy each non-employee director automatically will be granted, on the date on which he or she first becomes a non-employee director (whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy), shares of restricted stock having a value equal to $100,000 as of the grant date. Such restricted stock will vest in equal installments upon the first five anniversaries of the grant date. A director who was a non-employee director upon the adoption of this policy did not receive such an initial award. Similarly, an employee director who ceases his employment with the Company but remains a director will not receive such an initial award. Each non-employee director automatically will be granted, on the date of the Company’s annual meeting of stockholders each year in which this policy remains in place, shares of restricted stock having a value equal to $50,000 as of the grant date. Such restricted stock will vest in equal installments upon the first three anniversaries of the grant date. A director who does not remain a non-employee director following such annual meeting of stockholders (whether through resignation, failure to be re-elected, or otherwise) will not receive an annual award with respect to such meeting. Similarly, a director who has not served as a non-employee director for at least six months preceding an annual meeting of stockholders will not receive an annual award with respect to such meeting. The shares of restricted stock granted pursuant to this board compensation policy shall be issued under, and shall be subject to the terms and conditions of, the Indus International, Inc. 2004 Long-Term Incentive Plan, or such other plan as the Board of Directors may designate from time to time.
Required Vote
      The seven nominees receiving the affirmative vote of a plurality of the votes of the shares represented, in person or by proxy at the Annual Meeting, shall be elected as directors.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2006. We are asking stockholders to ratify Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the proposal as a matter of good corporate practice. If our stockholders do not ratify Ernst & Young LLP, the Audit Committee will reconsider the selection of such firm as our independent registered public accounting firm and may retain that firm or another firm without re-submitting the matter to the Company’s stockholders. Even if Ernst & Young LLP is ratified by the stockholders, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
      Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the formation of the Company in 1997. The aggregate fees billed to the Company for professional accounting services by Ernst & Young LLP for the fiscal years ended March 31, 2004 and 2005 respectively, are set forth in the table below.

	2005	2004

Audit Fees	$812,000	$415,000
Audit-Related Fees	34,000	26,000
Tax Fees	471,000	569,000
All Other Fees	0	0

Total	$1,317,000	$1,010,000

      For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees — These are fees for professional services associated with the annual audit of the Company’s financial statements and the audit of internal controls over financial reporting in fiscal 2005, the required review of the Company’s financial statements included in the Form 10-Q filings and statutory audits required internationally.

•	Audit-Related Fees — These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation and statutory subsidiary or equity investment audits incremental to the audit of the consolidated financial statements.

•	Tax Fees — These are fees for all professional services performed by professional staff in Ernst & Young LLP’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence. During fiscal 2004, tax fees included services related to the preparation of federal, state and local, and foreign income tax returns for both the fiscal year ended December 31, 2002 and the three month transition period ended March 31, 2003. During fiscal 2005, tax fees included services related to the preparation of federal, state and local, and foreign income tax returns for the fiscal year ended December 31, 2004.

•	All Other Fees — These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.

Audit Committee Review
      Our Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young for the fiscal year ended March 31, 2005. The Audit Committee has determined that the services rendered and the fees billed last year that were not related to the audit of our financial statements are compatible with the independence of Ernst & Young LLP as the Company’s auditors.
      The Audit Committee pre-approves all audit and non-audit services performed by the Company’s independent registered public accounting firm and all related fees to assure that the provision of such services does not impair the auditor’s independence. Under the Audit Committee policy, the Company’s independent registered public accounting firm is prohibited from performing any non-audit services in contravention of SEC rules. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The Audit Committee Chairperson, who is an independent director, has the authority to grant pre-approvals for services to be performed by our independent registered public accounting firm for amounts up to $25,000 per engagement. The Chairperson shall report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. In the event that an engagement is anticipated to cost more than $25,000, approval of the Audit Committee by email is an appropriate authorization, with ratification at the next scheduled Audit Committee meeting. For the fiscal year ended March 31, 2005, the Audit Committee approved the Company’s fee arrangement with Ernst & Young LLP prior to the start of the annual audit. All of the fees paid to Ernst & Young LLP for the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved for the fiscal years ended March 31, 2004 and 2005.
      We expect that a representative of Ernst & Young will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she desires. The representative will also be available to respond to appropriate questions from stockholders.
Required Vote
      The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting, provided the number of affirmative votes cast constitutes at least a majority of the voting power of the required quorum, will be required to ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

AUDIT COMMITTEE REPORT
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during the fiscal year ended March 31, 2005 and particularly with regard to the Company’s audited consolidated financial statements as of March 31, 2005.
      The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to recommend annually to the Board the accountants to serve as the Company’s independent registered public accounting firm for the coming year. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.
      The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended March 31, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Audit Committee reviewed and discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement of Auditing Standard No. 61. The Audit Committee also discussed with Ernst & Young the overall scope and plans for its audit. The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluations of our internal controls, and the overall quality of our financial reporting.
      Ernst & Young reported to the Audit Committee:

•	all critical accounting policies and practices;

•	all alternative treatments within generally accepted accounting principles for policies and practices related to material items that were discussed with management, including potential ramifications of the use of such alternative disclosures and treatments and the treatment, if any, preferred by Ernst & Young; and

•	other material written communications between Ernst & Young and management.
      In addition, during fiscal 2005 Ernst & Young informed the Company that certain non-audit work it performed in Japan and Kuwait raised questions regarding Ernst & Young’s independence with respect to its performance of audit services. During calendar years 2001-2004, Ernst & Young’s affiliates’ offices in Japan and Kuwait performed tax payment services as part of the overall tax return preparation services for Indus and several expatriate Indus employees. The payment of those taxes involved the handling of Company funds, and these payment services were discontinued after 2004. The fees paid by the Company to affiliates of Ernst & Young for tax services which included the tax payment services were approximately $3,000 in 2001, $17,000 in 2002, $13,000 in 2003 and $12,000 in 2004.
      Based upon Ernst & Young’s disclosure, the Company evaluated Ernst & Young’s non-audit services provided to the Company during the relevant time periods and did not identify any additional non-audit services that may compromise Ernst & Young’s independence for purposes herein. The Company and Ernst & Young continue to evaluate and review processes relevant to the maintenance of Ernst & Young’s independence.

      In December 2004 and June 2005, Ernst & Young issued its Independence Standards Board Standard No. 1 independence letters to the Audit Committee of our Board of Directors and therein reported that it is independent under applicable standards in connection with its audit opinion for the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. The Company and its Audit Committee have considered these independence letters and the impact the providing of the tax payment services may have had on Ernst & Young’s independence with respect to the Company and concluded there has been no impairment of Ernst & Young’s independence.
      The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young its attestation report on management’s assessment of internal control over financial reporting and its review and report on the Company’s internal control over financial reporting. The Company published these reports in its Annual Report on Form 10-K for the year ended March 31, 2005.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission for the year ended March 31, 2005.
      No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Securities Exchange Act.

The Audit Committee of the Board of Directors

Eric Haskell
Douglas S. Massingill
Frederick J. Schwab (Chairman)

EXECUTIVE OFFICERS
      Our executive officers serve at the discretion of the Board of Directors and are comprised of Gregory J. Dukat, who is identified above, and the following officers:
      Thomas W. Williams, age 49, joined the Company as its Executive Vice President and Chief Financial Officer in June 2004. Prior to joining the Company, Mr. Williams served as Chief Financial Officer of Cendian Corporation, a provider of logistics services to the chemical industry, from October 2002 to May 2004. From February 2000 to September 2002, Mr. Williams served as Senior Vice President, Chief Financial Officer and Treasurer of Manhattan Associates, Inc., a leading provider of supply chain software. From February 1996 to February 2000, Mr. Williams served as Group Vice President, Finance and Administration for Sterling Commerce, a worldwide leader in providing e-business solutions for the Global 5000 companies. From December 1994 to January 1996, Mr. Williams served as Division Vice President, Finance and Administration for Sterling Software, one of the twenty largest independent software companies in the world prior to its sale to Computer Associates International Inc. Mr. Williams has notified the Company that he is resigning from his positions at the Company effective August 12, 2005. The Board of Directors has not yet identified his successor.
      John D. Gregg, age 56, was promoted to Executive Vice President of Field Operations in February 2004. Prior to his promotion, Mr. Gregg served as President of the IUS division since March 2003, when the Company acquired SCT Utility Systems, Inc. from SCT. From November 1993 to March 2003, Mr. Gregg served in various positions with SCT Utility Systems, Inc., a wholly-owned subsidiary of SCT, most recently as President from November 2000 until the acquisition by the Company.
      Joseph T. Trino, age 56, joined the Company as its Executive Vice President of Corporate Strategy in January 2005. Prior to joining the Company, Mr. Trino served as a strategic consultant to the Company from November 2002 to January 2005, a position in which he was instrumental in negotiating the acquisitions of SCT Utility Systems, Inc. and Wishbone Systems, Inc. From May 1994 to November 2002, Mr. Trino served in various executive roles at SynQuest, Inc., a publicly-traded software company, including Chief Executive Officer from July 1996 to November 2002, Chairman of the Board from September 2000 to November 2002 and President from May 1994 to December 1999. From April 1992 to December 1993, Mr. Trino was President of Kaseworks, Inc., an Atlanta-based provider of application development tools. From January 1980 to April 1992, he was employed at Dun & Bradstreet Software Inc. From December 1988 to April 1992, Mr. Trino was president of Dun & Bradstreet Software’s Manufacturing Systems Business Unit.

EXECUTIVE COMPENSATION
      The following table sets forth the compensation paid by the Company for the fiscal year ended March 31, 2005, the fiscal year ended March 31, 2004, the transition period from January 1, 2003 to March 31, 2003, and the fiscal year ended December 31, 2002, respectively, to the Company’s Chief Executive Officer, the Company’s executive officers who were serving in such capacity at the end of the last completed fiscal year and one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year (collectively, the “Named Executive Officers”):
Summary Compensation Table

					Long-term
					Compensation
					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Compensation ($)	Options	Compensation ($)

Gregory J. Dukat(2)	2005	400,000	100,000	—	100,000	3,500
President and Chief Executive	2004	269,000	40,000	—	425,000	4,000
Officer	Transition Period(1)	62,500	—	—	—	780
	2002	73,000	—	—	450,000	—
Thomas W. Williams(3)	2005	212,400	91,667	1,917	310,000	2,170
Executive Vice President and
Chief Financial Officer
John D. Gregg(4)	2005	233,000	75,425	—	60,000	—
Executive Vice President of	2004	212,000	23,000	—	100,000	—
Field Operations	Transition Period(1)	15,000	—	—	150,000	—
Joseph T. Trino(5)	2005	64,500	31,250	180,000	180,000	—
Executive Vice President of Corporate Strategy
Thomas R. Madison, Jr.(6)	2005	125,000	—	—	25,000	300,000
Former Chairman of the Board	2004	375,000	—	—	—	2,625
and Chief Executive Officer	Transition Period(1)	100,000	—	—	—	1,500
	2002	325,000	—	—	896,000	2,450

(1)	On March 28, 2003, the Company changed its fiscal year end from December 31 to March 31. The “Transition Period” includes compensation information for the three-month transition period from January 1, 2003 to March 31, 2003.

(2)	For Mr. Dukat: (i) “Bonus” for fiscal 2005 was a bonus paid under the Executive Incentive Compensation Plan, as described in the “Compensation Committee Report” below; (ii) “Bonus” for fiscal 2004 was a bonus paid in recognition of the Company’s performance for the fourth quarter of fiscal 2004; and (iii) “All Other Compensation” for each period shown represents 401(k) matching contributions by the Company.

(3)	Mr. Williams was appointed by the Board as an executive officer of the Company in June 2004 and his compensation reflects ten months of service during fiscal 2005. Mr. Williams has resigned his position at the Company effective August 12, 2005. For Mr. Williams: (i) “Bonus” for fiscal 2005 was a $51,667 bonus paid under the Executive Incentive Compensation Plan, as described in the “Compensation Committee Report” below, and a $40,000 sign-on bonus; (ii) “Other Annual Compensation” for fiscal 2005 represents a stipend paid for opting out of coverage under the Company’s health care plans; and (iii) “All Other Compensation” for fiscal 2005 represents 401(k) matching contributions by the Company.

(4)	For Mr. Gregg: (i) “Bonus” for fiscal 2005 was a bonus paid under the Management Council Incentive Compensation Plan, as described in the “Compensation Committee Report” below; and (ii) “Bonus” for fiscal 2004 was a bonus paid in recognition of the Company’s performance for the fourth quarter of fiscal 2004.

(5)	Mr. Trino was appointed by the Board as an executive officer of the Company in January 2005. Prior to this appointment, Mr. Trino served as a consultant to the Company. For Mr. Trino: (i) “Bonus” for fiscal 2005 was a bonus paid under Mr. Trino’s consultant incentive compensation plan, as described in the “Compensation Committee Report” below; and (ii) “Other Annual Compensation” for fiscal 2005 represents compensation paid to Mr. Trino as a consultant to the Company.

(6)	Mr. Madison stepped down as Chief Executive Officer effective February 1, 2004, as executive Chairman of the Board on September 30, 2004, and as non-executive Chairman of the Board effective March 3, 2005. Pursuant to his Separation and Release Agreement with the Company dated September 30, 2004, Mr. Madison was entitled to an aggregate of $600,000 in severance payments. For Mr. Madison: (i) “All Other Compensation” for fiscal 2005 represents $300,000 in severance payments which were paid in fiscal 2005; and (ii) “All Other Compensation” for each other period shown represents 401(k) matching contributions by the Company.
Option Grants in Last Fiscal Year
      The following table sets forth information regarding each grant of options to purchase Common Stock of the Company made to a Named Executive Officer during the fiscal year ended March 31, 2005. Options were granted under the Company’s 1997 Stock Option Plan. All options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. Options may terminate before their expiration upon the death, permanent disability or termination of status as an employee or consultant of a particular Named Executive Officer.

	Individual Grants
					Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total			Annual Rates of Stock
	Underlying	Options			Price Appreciation for
	Options	Granted to	Exercise		Option Term(2)
	Granted	Employees in	Price per	Expiration
Name	(#)(1)	Fiscal Year	Share ($)	Date	5% ($)	10% ($)

Gregory J. Dukat	100,000	2.4	1.35	8/11/2014	84,901	215,155
Thomas W. Williams	250,000	6.0	2.65	5/6/2014	416,643	1,055,854
	60,000	1.4	1.35	8/11/2014	50,940	129,093
John D. Gregg	60,000	1.4	1.35	8/11/2014	50,940	129,093
Joseph T. Trino	30,000	0.7	1.35	8/11/2014	25,470	64,547
	150,000	3.6	2.16	1/28/2015	203,762	516,373
Thomas R. Madison, Jr.	25,000	0.6	1.70	10/25/2014	26,728	67,734

(1)	Options granted to executives on August 11, 2004 (which have an expiration date of August 11, 2014 shown above) are exercisable in 33.3% annual increments beginning on August 11, 2005, and all other options shown above are exercisable in 25% annual increments beginning on the first anniversary of the grant date.

(2)	Potential gains are net of exercise price, but before taxes associated with exercise. Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These values are calculated based on Securities and Exchange Commission requirements and do not reflect the Company’s estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s Common Stock and overall market conditions.

Aggregate Option Exercises in Last Fiscal
Year and Year-End Option Values
      The following table sets forth information concerning the shares of Common Stock acquired and the value realized upon the exercise of stock options during the fiscal year ended March 31, 2005, the number of shares of Common Stock underlying exercisable and unexercisable options held by each of the Named Executive Officers as of March 31, 2005, and the values of unexercised “in-the-money” options as of that date.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
	Shares		Options at Fiscal Year-End		at Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory J. Dukat	0	0	331,250	643,750	211,500	320,500
Thomas W. Williams	0	0	0	310,000	0	65,400
John D. Gregg	0	0	100,000	210,000	52,500	117,900
Joseph T. Trino	0	0	0	180,000	0	74,700
Thomas R. Madison, Jr.	0	0	946,000	25,000	477,000	18,500

(1)	Determined by taking the difference between the closing price of the Company’s Common Stock on March 31, 2005 of $2.44 per share less the exercise price of the option granted, multiplied by the number of shares subject to the option. If the exercise price of the option exceeds the closing price, the value of the option is not in-the-money and the value is deemed to be zero.
Employment Contracts and Termination of Employment and Change-In-Control Arrangements
      Gregory J. Dukat. The Company has entered into an employment agreement with Gregory J. Dukat, its President and Chief Executive Officer and former Executive Vice President of Worldwide Operations, dated September 16, 2002. The agreement provides for “at-will” employment. Under this employment agreement, Mr. Dukat is to receive an annual base salary of $250,000 and a discretionary bonus of up to one hundred percent of his base salary, payable, if at all, at the discretion of the Company’s Compensation Committee or the Board of Directors. The agreement also provides for an initial option to purchase 450,000 shares of the Company’s Common Stock. Mr. Dukat’s annual base salary was increased to $400,000 when he was promoted to Chief Executive Officer of the Company in February 2004.
      If Mr. Dukat’s employment is terminated without “cause” or it is terminated by Mr. Dukat for “good reason” (as those terms are defined in the employment agreement), Mr. Dukat will receive one year of his base salary and full COBRA benefits for 12 months.
      In addition, the Company entered into a change of control severance agreement with Mr. Dukat, dated September 16, 2002. The agreement provides that if within 12 months following a change in control (as that term is defined in the change of control severance agreement), Mr. Dukat’s employment is terminated without “cause” or it is terminated by Mr. Dukat for “good reason” (as those terms are defined in the change of control severance agreement), Mr. Dukat shall receive one year of his base salary, full COBRA benefits and his options shall accelerate and be automatically vested in full and become exercisable.
      Thomas W. Williams. The Company has entered into an employment agreement with Thomas W. Williams, its Executive Vice President and Chief Financial Officer, dated May 6, 2004. The agreement provides for “at-will” employment. Under this employment agreement, Mr. Williams is to receive an annual base salary of $248,000 and a discretionary bonus of up to one hundred percent of his base salary, payable, if at all, at the discretion of the Company’s Compensation Committee or the Board of Directors. Mr. Williams’ annual base salary was increased to $260,400 effective April 1, 2005.

      The agreement also provides for an option to purchase 250,000 shares of the Company’s Common Stock. In addition, the agreement provides Mr. Williams with a signing bonus of $40,000.
      If Mr. Williams’ employment is terminated without “cause” or it is terminated by Mr. Williams for “good reason” (as those terms are defined in the employment agreement), Mr. Williams will receive one year of his base salary, full COBRA benefits for 18 months, and his options (to the extent vested) shall be exercisable for 15 months. If the employment agreement terminates due to Mr. Williams’ death or disability, Mr. Williams or his beneficiary will receive one year of his base salary payable over 12 months and with respect to disability, full COBRA benefits for 12 months.
      In addition, Mr. Williams’ employment agreement contains provisions related to a change in control (as defined in the agreement) of the Company. Upon the earlier of six months following a change of control, or termination of his employment without cause or by Mr. Williams for good reason following the change of control, Mr. Williams’ options shall fully vest and become exercisable and may be exercised for 15 months. In the event that Mr. Williams’ employment is terminated without cause or by Mr. Williams for good reason following a change of control, or he terminates his employment with or without cause after six months following the change of control, he shall receive his base salary payable in a lump sum, full COBRA benefits for 18 months, and his options (to the extent vested) shall be exercisable for 15 months.
      Mr. Williams has notified the Company that he is resigning from his positions at the Company effective August 12, 2005. At that time, his employment agreements with the Company will terminate.
      John D. Gregg. The Company has entered into an employment agreement with John D. Gregg, its Executive Vice President of Field Operations and former President, Utilities Business Unit, dated February 19, 2003. The agreement provides for “at-will” employment. Under this employment agreement, Mr. Gregg is to receive an annual base salary of $212,000 and a discretionary bonus of up to fifty percent of his base salary, payable if at all, at the discretion of the Company’s Compensation Committee or the Board of Directors. The agreement also provides for an initial option to purchase 150,000 shares of the Company’s Common Stock. Mr. Gregg’s annual base salary was increased to $233,000, effective April 1, 2004. If Mr. Gregg’s employment is terminated without “cause” (as that term is defined in the employment agreement), Mr. Gregg will receive nine months of his base salary.
      Joseph T. Trino. The Company has entered into an employment agreement with Joseph T. Trino, its Executive Vice President, dated January 28, 2005. The agreement provides for “at-will” employment. Under this employment agreement, Mr. Trino is to receive an annual base salary of $250,000 and an initial option to purchase 150,000 shares of the Company’s Common Stock.
      Thomas R. Madison, Jr. The Company entered into a Separation and Release Agreement with Mr. Madison, dated September 30, 2004. Mr. Madison’s employment was terminated without “cause” for purposes of his employment agreement. Mr. Madison did not resign his position on the Board of Directors of the Company and continued in his role as Chairman of the Board as a non-employee member of the Board of Directors for the Company until March 2005. In consideration of Mr. Madison’s promises and a release and covenant not to sue, he received a severance payment of $600,000 and reimbursement for full COBRA benefits until he becomes eligible for other insurance from a new employer or on March 31, 2006 (whichever event occurs earlier). All of Mr. Madison’s stock options are exercisable for fifteen months from September 30, 2004.

COMPENSATION COMMITTEE REPORT
      The Compensation Committee (as used in this report, the “Committee”) administers the Company’s compensation program for its executive officers and other senior officers. The Company’s executive officers are those persons whose job responsibilities and policy-making authority are the broadest in the Company as determined by the Board annually. During fiscal 2005, the Board determined that the executive officers of the Company were Mr. Dukat, President and Chief Executive Officer, Mr. Gregg, Executive Vice President of Field Operations, Mr. Trino, Executive Vice President of Corporate Strategy, Mr. Madison, former executive Chairman of the Board, and Mr. Williams, Executive Vice President and Chief Financial Officer. The Company’s senior officers are other members of senior management that report directly to the Chief Executive Officer. The Committee’s role is to oversee the Company’s compensation plans and policies, review and determine all executive officers’ and senior officers’ compensation at least annually, and administer the Company’s equity incentive plans (including reviewing and approving grants to the Company’s executive officers). The Board has adopted a Compensation Committee Charter that reflects these various responsibilities. The Charter can be found on the Company’s website at www.indus.com/company/governance.cfm.
Compensation Philosophy
      The key objectives of the Company’s executive compensation programs are to attract, motivate, and retain executives who will be instrumental in the Company’s business success. In order to achieve these objectives, the Committee has structured its compensation plan to provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of stockholder value and to encourage executives to act as owners through their stock ownership in the Company.
      The Committee recognizes that the industry sector in which the Company operates is highly competitive, resulting in substantial demand for qualified, experienced executive personnel. The Committee considers it crucial that the Company be assured of retaining and rewarding its top caliber executives who are essential to the attainment of the Company’s ambitious long-term, strategic goals. For these reasons, the Committee believes the Company’s executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.
Annual Compensation Program Review
      The Committee’s review of the Company’s executive compensation programs and practices includes an analysis, for each of its executives, of all elements of compensation, consisting of base and performance-based cash compensation; stock option and other equity grants; retirement programs; and health and welfare benefits. In conducting its work, the Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee.
      In late fiscal 2005, after considering a strategic, comprehensive plan for the formalization of executive compensation, the Committee engaged Mercer Human Resource Consulting (“Mercer”) to assist the Committee in its review of the compensation for its executive officers. In January 2005, Mercer provided the Committee with an executive compensation study that included a competitive market assessment of total compensation (salary, annual incentive, and long-term incentive) of the Company’s top executives, recommendations for the Company’s fiscal 2006 annual incentive compensation plan, and recommendations for the Company’s long-term incentive plan design, including the size, form and features of equity awards. This competitive market analysis compared Indus to ten publicly traded companies of comparable size and complexity. This study was used by the Committee as a guideline for developing the fiscal 2006 compensation plan for the Company’s executive officers and senior officers.

Annual Cash Compensation (Base Salary Plus Annual Performance Incentives)
      The Committee believes that annual cash compensation should be paid commensurate with attained performance. The Company’s executive cash compensation consists of base salary and performance-based incentive bonus opportunities.
      Base Salaries. Base salaries for executive officers, including the Chief Executive Officer, are established by considering a number of factors, including the executive’s responsibilities; the executive’s individual qualifications and experience; the executive’s individual performance and measurable contribution to the Company’s success; and the Company’s general financial performance. Base salaries are reviewed annually. There were no salary increases for the Company’s executive officers or other senior officers during fiscal 2005, except that on April 1, 2004 Messrs. Dukat and Gregg received salary increases to their current levels in connection with promotions to their current positions. After considering the competitive analysis provided by Mercer, the Committee determined that the base salaries of the Company’s executive officers and senior officers remained competitive and no salary increases were implemented for fiscal 2006, except that Mr. Williams’ salary was increased from $248,000 to $260,400.
      Annual Performance Incentive Compensation. The purpose of annual performance incentive compensation is to provide cash compensation opportunities to executive officers, including the Chief Executive Officer, which is at-risk on an annual basis and is contingent on the achievement of business and operating objectives established by the Committee from time to time. Annual incentives measure business performance and are designed to provide a pay-out scale with high upside opportunity for high performance and zero payout for low performance. The Committee sets targets for executive bonuses each year taking into consideration the importance of the executive’s contribution to the Company’s success, and the payout of those bonuses, if any, is determined based on various measures of Company performance discussed below.
Fiscal 2005 Executive Plan
      For fiscal 2005, the Committee adopted the Indus International, Inc. Executive Incentive Compensation Plan (the “Executive Plan”). The Executive Plan was effective for fiscal 2005. The purpose of the Executive Plan was to provide performance incentives for Mr. Dukat, President and Chief Executive Officer, and Mr. Williams, Executive Vice President and Chief Financial Officer, by providing them with competitive bonus compensation. The Executive Plan awards were based upon the attainment of four equally weighted financial components: (1) targeted recognized software licensed fees, (2) targeted adjusted operating income, (3) targeted total recognized revenue and (4) targeted cash balance as of March 31, 2005. Messrs. Dukat and Williams were eligible to receive an award if the Company achieved any one or more of the targets set forth in the Executive Plan. The award represented a percentage of Messrs. Dukat and Williams’ base salary as of March 31, 2005. The maximum award payment that either of Messrs. Dukat or Williams could receive under the Executive Plan if all of the targets were met was 100% of his base salary as of March 31, 2005. Mr. Williams’ award, if any, was subject to be prorated based on his ten months of service in fiscal 2005. The first 50% of the target award was to be payable in cash, and the second 50% of the target award was to be payable in restricted stock. On May 5, 2005, the Company awarded Messrs Dukat and Williams bonuses of $100,000 and $51,667, respectively, under the terms of the Executive Plan. No restricted stock was issued under this plan because none of the payouts exceeded 50% of the target awards. These bonuses were based on corporate attainment of the adjusted operating income target.
      Mr. Trino, the Company’s Executive Vice President of Corporate Strategy, was a consultant for substantially all of fiscal 2005, having only just become an executive officer in late January 2005. Mr. Trino had a consultant incentive compensation plan that was substantially the same as the Executive Plan, except that that the maximum award payment if all targets were met was $125,000, and Mr. Trino was not eligible to receive restricted stock. On May 5, 2005, the Company awarded Mr. Trino $31,250 under the terms of his consultant incentive compensation plan based on corporate attainment of the adjusted operating income target.

Fiscal 2005 Management Plan
      For fiscal 2005, the Committee also adopted the Indus International, Inc. Management Council Incentive Compensation Plan (the “Management Plan”) to provide members of the Company’s Business Planning Council and Management Council, including Mr. Gregg, the opportunity to receive performance-based incentives. The Management Plan was effective for fiscal 2005. The Management Plan awards were based upon the attainment of two weighted performance levels: (1) targeted recognized software licensed fees and (2) targeted adjusted operating income. Participants were eligible to receive an award if the Company achieved one or both of the goals set forth in the Management Plan. The cash award represented a percentage of the participant’s base salary as of March 31, 2005. The maximum award payment that Mr. Gregg could have received under the Management Plan if all of the targets were met was 50% of his base salary as of March 31, 2005, or $116,500. On May 5, 2005, the Company awarded Mr. Gregg a bonus of $75,425 under the terms of the Management Plan based on corporate attainment of the adjusted operating income target.
Fiscal 2006 Incentive Plan
      Based in part on the recommendations of Mercer, for fiscal 2006, the Committee determined that the corporate performance targets for the annual incentive compensation of the Company’s executive officers should be the same as the performance targets for the Company’s Business Planning Counsel and Management Council, which are comprised of the Company’s top managers. Thus, the Management Plan and the Executive Plan from fiscal 2005 were replaced for fiscal 2006 by the Indus International, Inc. Fiscal 2006 Incentive Compensation Plan (the “Fiscal 2006 Incentive Plan”). The Fiscal 2006 Incentive Plan is effective for the Company’s fiscal year ending March 31, 2006. The purpose of the Fiscal 2006 Incentive Plan is to provide performance incentives for the Company’s executive officers and members of the Company’s Business Planning Council and Management Council. Participants in the Fiscal 2006 Incentive Plan include all of the Company’s executive officers.
      Participants in the Fiscal 2006 Incentive Plan are eligible to receive cash awards based upon the attainment of two weighted performance levels: (1) achievement of target recognized software licensed revenue, and (2) achievement of target pro forma earnings per share (adjusted for Board approved restructuring expenses and stock-based compensation expense). Such target levels will be based on the Company’s audited financial statements for the 2006 fiscal year. Participants will be eligible to receive an award only if the Company achieves the minimum threshold earnings per share target established under the Fiscal 2006 Incentive Plan. In addition, twenty percent of any award made on the basis of achieving one or more of the corporate goals will be subject to the attainment of two individual goals. If one or both of the individual goals are not met, the award shall be reduced. Participants will not be eligible to receive any award for meeting individual goals if the minimum threshold earnings per share target is not met. The cash award will represent a percentage of the participant’s base salary as of March 31, 2006. The target awards for Messrs. Dukat, Trino and Gregg, as a percentage of their base salaries, are 60%, 50% and 40%, respectively. The maximum award payments that Messrs. Dukat, Trino and Gregg may receive if all of the targets are exceeded, as a percentage of their base salaries, are 120%, 80% and 80%. The base salaries for Messrs. Dukat, Trino and Gregg for fiscal 2006 are $400,000, $250,000 and $233,000, respectively. All awards under the Fiscal 2006 Incentive Plan will be paid in cash. The Company anticipates that awards, if any, will be paid in May or June 2006.
      The Committee may terminate, suspend, or amend the Fiscal 2006 Incentive Plan at any time upon written notice to the participants.
      The Fiscal 2006 Incentive Plan terminates as of the end of the fiscal 2006.
Long-Term Incentives: Equity-Based Awards
      Because of the direct relationship between the value of an equity-based award and the stock price, the Committee believes that equity-based awards motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Equity-based awards are intended to serve as an effective and competitive long-term incentive and retention tool for the Company’s executives, as well as other key employees. Equity-based awards are intended to focus the attention of the recipient on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, the Company’s equity-based awards generally vest over a period of years.
      Prior to fiscal 2006, the Committee had granted solely stock options as equity-based incentive compensation. The exercise prices of stock options granted to executive officers are equal to the fair market value of the Company’s common stock on the date of grant. Therefore, stock options provide an incentive to maximize the Company’s profitable growth that ordinarily, over time, should be reflected in the price of the Company’s common stock. Historically, stock options granted by the Committee have generally vested and become fully exercisable ratably over a four-year period. However, the Committee has authority to grant options with differing vesting periods, and it has done so from time to time. The principal factors the Committee considers in granting stock options to executive officers include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Company’s stock incentive plans do not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.
      In recent years, the Company has not had an established program of annual equity grants to executive officers and senior officers at the same time each year. Instead, stock option grants have typically been granted when an executive officer or other senior officer is hired, at the time of a promotion, or at times when the Committee has determined that additional retention grants are necessary. For example, in fiscal 2005, both Mr. Williams and Mr. Trino received option grants at the time they were hired as executive officers. Moreover, in August 2005, the Committee granted options to the Company’s executive officers and senior officers as well as approximately ninety other employees as a retention tool in light of the pending divestiture by Warburg Pincus. The number of options granted to executive officers during fiscal 2005 is set forth under the heading “Option Grants in Last Fiscal Year” as part of this Proxy Statement.
      As part of its fiscal 2006 compensation planning, the Committee revised its equity compensation program in several important respects and established the following practices:

—	Annual Equity Grants. The Committee intends to make annual equity grant awards to executive officers and senior officers at approximately the same time each year. It is anticipated that these annual grants will be made following the Company’s earnings release announcing financial results for the completed fiscal year. For example, in fiscal 2006, the annual equity grants to executive officers and senior officers were made on the third day following the Company’s earnings release announcing fiscal 2005 results.

—	Restricted Stock Awards. The Committee intends that a portion of the annual equity grants to executive officers and senior officers will be in the form of restricted stock awards. A restricted stock award is a grant of shares of common stock that vests over time. At the time of the grant the recipient has all of the rights of a stockholder, such as the right to vote and to receive dividends, except that the recipient cannot transfer the restricted stock. As the stock award vests, the restriction on transfer lapses and the recipient has the unfettered right to transfer the stock. If the recipient ceases to be an employee before the restricted stock vests, the shares are forfeited. The Committee’s current intent is that restricted stock awards to executive officers will vest 100% on the third anniversary of the grant.

—	Performance-Based Options. The Committee intends that a portion of the annual option grants to executive officers and senior officers will be performance based, meaning that they will vest based on the attainment of annual corporate performance targets, rather than just the passage of time.

—	Time-Vested Options. The Committee intends that time-vested options granted by the Committee will typically vest ratably over three years rather than four years as was the previous standard practice.
      The Committee believes that restricted stock awards are a better way to provide significant equity compensation to employees that provides more predictable long-term rewards than stock options. The Committee also believes that restricted stock can provide a stronger retention mechanism. The Committee believes that performance based options are another means of aligning executive compensation with the Company’s corporate performance. The size of restricted stock awards and performance-based option grants will be based on various factors relating to the responsibilities of the individual officers and their expected future contributions as discussed above.
      Consistent with these newly established practices, the Committee made annual equity grants to the Company’s executive officers and senior officers on May 13, 2005. These annual equity grants included time-vested options, performance-based options and restricted stock awards. The per share exercise prices of these stock options are $2.18, equal to the fair market value of the Company’s common stock on the date of grant. The awards granted to Messrs. Dukat, Williams, Trino and Gregg are reflected in the following table.

	Time-Vested	Performance-Vested	Restricted
	Options(1)	Options(2)	Stock(3)

Dukat	210,000	71,000	47,500
Williams	67,500	22,500	15,000
Trino	56,250	18,750	12,500
Gregg	56,250	18,750	12,500

(1)	Vest 33% per year over three years.

(2)	Vest over a three-year period based on the attainment of certain pro forma earnings per share targets established by the Committee.

(3)	Vest 100% on the third anniversary of the grant date.
Benefits
      The Company provides benefits to the executive officers under the Company’s health and welfare plans, which are generally available to all employees of the Company.
Chief Executive Officer Compensation
      A substantial amount of the Committee’s annual work relates to the determination of compensation for the Company’s executive officers, including the Chief Executive Officer. Effective February 1, 2004, Mr. Dukat was promoted to Chief Executive Officer at which time his annual base salary was increased to $400,000 (effective April 1, 2004), and he was granted stock options to purchase 300,000 shares of common stock in connection with his promotion. The exercise prices of these stock options are equal to the fair market value of the Company’s common stock on the date of grant, and the stock options vest 25% per year over four years. In August 2004, Mr. Dukat was granted stock options to purchase 100,000 shares of common stock. The exercise prices of these stock options are equal to the fair market value of the Company’s common stock on the date of grant, and the stock options vest 33% per year over three years. As discussed above, under the Executive Plan, Mr. Dukat received a bonus of $100,000 as compensation for his successful leadership and the Company’s financial performance in fiscal 2005.
      The Committee most recently determined executive compensation in May 2005, when it determined incentive payments under the Management and Executive Plans for fiscal 2005 and set compensation amounts for fiscal 2006. In determining fiscal 2006 compensation, the Committee considered the Company’s past financial performance, the Company’s internal estimates of current year financial performance, and the competitiveness of the Company’s executive officers’ base salary and incentive baseline amounts. In May 2005, the Committee reviewed Mr. Dukat’s annual base salary of $400,000 in light of the competitive analysis prepared by Mercer and determined not to adjust it for fiscal 2006. The Committee adopted the Fiscal 2006 Incentive Plan discussed above in order to provide Mr. Dukat and the other executive officers and senior officers with performance based incentive compensation.
      It is the opinion of the Committee that the aforementioned compensation policies and structures properly align the Company’s corporate economic performance and the interest of the Company’s stockholders with balanced and competitive executive compensation practices.
Limitations on Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code limits the ability of a publicly held corporation to deduct compensation in excess of $1.0 million paid to certain executive officers. It is the policy of the Committee to comply, where practicable, with Section 162(m) of the Code so as to maximize the tax deductibility of compensation paid to its top executive officers. Accordingly, the Company’s stock incentive plans are currently designed to ensure that compensation attributable to equity-based grants granted will be tax deductible by the Company. Although the Committee does not presently intend to award cash compensation in excess of the $1 million cap, it will continue to address this issue when formulating compensation arrangements for the Company’s executive officers and will seek, where possible, to maintain the deductibility of any such payments. No executive officer’s compensation exceeded the limits on deductible compensation during fiscal year 2005.
Committee Composition
      The Committee members during the fiscal 2005 were Messrs. Cook, Freedman, Grzedzinski, Janeway and Lane. At the end of fiscal 2005, the Committee members were Messrs. Cook, Freedman and Lane. Mr. Haskell replaced Mr. Lane on the Committee in May 2005. Mr. Freedman is the Chairman of the Committee. Each member of the Committee in fiscal 2005 was a non-employee director and met the independence requirements of the Nasdaq National Market listing standards.
      No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Securities Exchange Act.

The Compensation Committee of the
Board of Directors

Richard C. Cook
Allen R. Freedman (Chairman)

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information about the Common Stock that may be issued under all of the Company’s existing equity compensation plans as of March 31, 2005.

Number of Securities
		(b) Weighted-	Remaining Available for
	(a) Number of Securities	Average	Future Issuance Under Equity
	to be Issued Upon	Exercise Price of	Compensation Plans
	Exercise of Outstanding	Outstanding Options,	(Excluding Securities
Plan Category*	Options, Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Stockholders	9,864,847	$2.92	3,000,415

*	All of the Company’s equity compensation plans have been approved by its stockholders.
PERFORMANCE GRAPH
      The following graph compares the cumulative total return for the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market Composite — U.S. Index and the Nasdaq Computer Equipment And Data Processing Index. The graph assumes that $100 was invested on December 31, 1999 in the Company’s Common Stock, the Nasdaq Stock Market Composite — U.S. Index and the Nasdaq Computer Equipment And Data Processing Index, including reinvestment of dividends. All periods represented on the graph are as of December 31, except that the Transition Period reflects the three-month transition period from January 1, 2003 to March 31, 2003, and 2004 and 2005 reflect the periods ended as of March 31, 2004 and 2005, respectively. No dividends have been declared or paid on the Company’s Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	December	December	December	December	Transition	March	March
	1999	2000	2001	2002	Period	2004	2005

Indus International, Inc.	$100.00	$58.21	$62.33	$20.30	$21.04	$41.71	$30.20
Nasdaq Stock Market Composite — U.S. Index	100.00	40.33	40.58	29.64	29.81	44.50	44.88
Nasdaq Computer Equipment and Data Processing Index	100.00	33.99	34.62	25.21	24.55	31.02	33.00

SECURITY OWNERSHIP OF MANAGEMENT; PRINCIPAL STOCKHOLDERS
      The table below sets forth, as of July 28, 2005, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Named Executive Officer; (iii) each director of the Company and nominee for director of the Company; and (iv) all current directors and executive officers as a group.

	Shares	Approximate
	Beneficially	Percentage of
Stockholder	Owned(1)	Ownership(1)

Columbia Wanger Asset Management, L.P.(2)	7,840,000	13.53%
Columbia Acorn Trust(2)	5,000,000	8.63
Tocqueville Asset Management, L.P.(3)	3,977,290	6.87
S Squared Technology Corp.(4)	3,518,200	6.07
David M. Knott and Dorset Management Corporation(5)	3,040,900	5.25
Thomas R. Madison, Jr.(6)	1,018,454	1.73
Allen R. Freedman(7)	797,600	1.38
Gregory J. Dukat(8)	574,584	*
Richard C. Cook	—	*
Eric Haskell	—	*
John D. Gregg(9)	132,500	*
Kenneth G. Lawrence(10)	44,643	*
Douglas S. Massingill(11)	30,000	*
Frederick J. Schwab(11)	12,500	*
Thomas W. Williams(12)	97,500	*
Joseph T. Trino(13)	22,500	*
All current directors and executive officers as a group (11 persons)	1,932,681	3.24

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deems shares to be beneficially owned by any person who has or shares voting power or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of the Company’s Common Stock that will be issuable to the identified person or entity pursuant to stock options or warrants that are either immediately exercisable or exercisable within sixty days of July 28, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents shares reported on Schedule 13G/A dated February 11, 2005 and Form 13F for the period ended March 31, 2005, of which Columbia Wanger Asset Management, L.P. (“WAM”) and WAM Acquisition GP, Inc., its general partner, have shared voting and investment power. Of these 7,840,000 shares beneficially owned by WAM, Columbia Acorn Trust has shared voting and investment power over 5,000,000 shares. The address of WAM, WAM Acquisition GP, Inc. and Columbia Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(3)	Represents shares reported on Schedule 13G dated February 17, 2005 and Form 13F for the period ended March 31, 2005. The address of Tocqueville Asset Management, L.P. is 40 West 57th Street, 19th Floor, New York, New York 10019.

(4)	Represents shares reported on Schedule 13G/A dated February 14, 2005 and Form 13F for the period ended March 31, 2005. S Squared Technology Corp. has sole voting and dispositive power over these shares. The address of S Squared Technology Corp. is 515 Madison Avenue, New York, NY 10022. It also includes 638,700 shares of Common Stock beneficially owned by S Squared Technology, LLC, an affiliate of S Squared Technology Corp.

(5)	Represents shares reported on Schedule 13G/A dated February 11, 2005 and Form 13F for the period ended March 31, 2005. The address of Mr. Knott and Dorset Management Corporation is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791.

(6)	For Mr. Madison, includes 946,000 shares subject to options exercisable within 60 days of July 28, 2005.

(7)	Includes 725,600 shares held by Mr. Freedman and 72,000 shares held by Mr. Freedman’s wife. Mr. Freedman disclaims beneficial ownership, for purposes of Section 16 of the Exchange Act or otherwise, of all such shares owned by his wife.

(8)	For Mr. Dukat, includes 477,084 shares subject to options exercisable within 60 days of July 28, 2005 and 47,500 shares of restricted stock. See “Compensation Committee Report.”

(9)	For Mr. Gregg, includes 120,000 shares subject to options exercisable within 60 days of July 28, 2005 and 12,500 shares of restricted stock. See “Compensation Committee Report.”

(10)	Represents shares of restricted stock awarded to Mr. Lawrence upon his election to the Board pursuant to the new director compensation policy. See “Director Compensation.”

(11)	Represents shares subject to options exercisable within 60 days of July 28, 2005.

(12)	For Mr. Williams, includes 82,500 shares subject to options exercisable within 60 days of July 28, 2005 and 15,000 shares of restricted stock. See “Compensation Committee Report.”

(13)	For Mr. Trino, includes 10,000 shares subject to options exercisable within 60 days of July 28, 2005 and 12,500 shares of restricted stock. See “Compensation Committee Report.”
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      During the fiscal year ended March 31, 2005, the Company’s Compensation Committee consisted of Mr. Freedman since October 26, 2004, Mr. Cook since January 17, 2005, Mr. Haskell since May 5, 2005, Mr. Lane from March 31, 2004 to May 5, 2005, and Mr. Janeway and Mr. Grzedzinski from April 1, 2004 to October 25, 2004. No interlocking relationship existed during the fiscal year ended March 31, 2005 nor presently exists between any member of the Company’s Compensation Committee and any member of the compensation committee of any other company. No member of the Compensation Committee was, during fiscal 2005, an officer or employee of the Company, nor was any member of the Compensation Committee formerly an officer of the Company. In addition, no executive officer of the Company served during the year ended March 31, 2005, (a) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee or (b) as a member of the compensation committee of another entity, one of whose executive officers served on the Board of Directors of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and persons who own greater than ten percent of a registered class of the Company’s equity securities are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, except as noted in the following sentence, during the year ended March 31, 2005, all officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. A Form 3 for Mr. Schwab related to his election to the Board on June 15, 2004 and a Form 4 for Mr. Schwab related to options granted on January 25, 2005 were filed late on August 12, 2004 and February 4, 2005, respectively.
PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS
      Our stockholders are permitted to submit proposals that they believe should be voted on at the annual meeting and recommend persons who they believe should be nominated for election to the Board of Directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our 2006 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(e)(2), to our principal executive offices to the attention of our Secretary. Failure to deliver a proposal by this means may result in it not being deemed timely received. We must receive all submissions no later than April 24, 2006. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.
      Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2006 annual meeting in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board, the stockholder may submit the proposal or nomination not less than 60 days or more than 90 days prior to the anniversary of the date on which we held the 2005 annual meeting, unless the date of the 2006 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2005 annual meeting. For our 2006 annual meeting, we must receive such proposals and nominations no earlier than July 19, 2006 and no later than August 19, 2006. If the date of the 2006 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2005 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2006 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission, stockholders should contact our Secretary at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339.
OTHER MATTERS
      The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

The Board of Directors
Atlanta, Georgia
August 22, 2005

PROXY
INDUS INTERNATIONAL, INC.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339
        The undersigned stockholder of Indus International, Inc. constitutes and appoints Joseph T. Trino and John D. Gregg, and each of them, each with full power of substitution, to vote the number of shares of common stock that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held at Indus’s headquarters located at 3301 Windy Ridge Parkway, Atlanta, Georgia 30339, on October 17, 2005, at 3:00 p.m., or at any adjournments or postponements, upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, the receipt of which is hereby acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named below becomes unable to serve or will not serve and are further authorized to vote on other matters that may properly come before the annual meeting and any adjournments or postponements. The Board of Directors recommends a vote FOR each of the nominees for director and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm.
1. Election of Directors.

☐	FOR	☐ WITHHOLD AUTHORITY
On the proposal to elect the following directors to serve on the Board of Directors until the 2006 annual meeting of stockholders and until their successors are elected and qualified:
01 Richard C. Cook 02 Gregory J. Dukat 03 Allen R. Freedman 04 Eric Haskell
05 Thomas R. Madison, Jr. 06 Kenneth G. Lawrence 07 Frederick J. Schwab
To withhold authority for any individual nominee(s), write the name of the nominees(s) in the space provided:

(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE

Please Mark your votes as
indicated in this example       ☒

2.	Ernst & Young LLP. On the proposal to ratify Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal 2006:
☐ FOR              ☐ AGAINST              ☐ ABSTAIN
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of each nominee for director and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm and with discretionary authority on all other matters that may properly come before the annual meeting or any adjournments or postponements.

Please sign this proxy card exactly as your name appears on your stock certificate and date the proxy card. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in full partnership name by authorized person.
Shares Held:

Dated: ------------------- 2005
Signature of Stockholder	Signature of Stockholder (if held jointly)	Month Day
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INDUS INTERNATIONAL, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.